Exhibit 10.2

Confidential treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

Tennessee Valley Authority, 400 West Summit Hill Drive, Knoxville, Tennessee 37902-1401

January 14, 2011 TV-05356W, Supp. No. 7

Mr. Dave O’Keefe, Director
United States Enrichment Corporation
6903 Rockledge Drive
Bethesda, Maryland 20817-1818

Dear Mr. O’Keefe:

In accordance with the provisions of Power Contract TV-05356W, as amended (Power Contract), TVA has determined that United States Enrichment Corporation (Company) presently has a CRR equal to a Below Investment Grade Rating.  Accordingly, this letter is to confirm the arrangements agreed upon between representatives of TVA and Company, regarding Company’s Performance Assurance to be provided and maintained by Company:

It is understood and agreed that until such time, if any, that Company’s CRR and corresponding Collateral Threshold is such that no Performance Assurance is due from Company under the Power Contract, and in accordance with Article IV of the Power Contract, the parties have agreed that the provisions below shall be applicable to provide for the Performance Assurance to be provided and maintained by Company.

1.
Letter of Credit.  Company shall provide TVA an Irrevocable Letter of Credit, in a form acceptable to TVA.  As of February 4, 2011, Company shall provide a Letter of Credit in the amount of *****.  Company shall at all times keep such Letter of Credit in full force and effect.  The Letter of Credit may be utilized by TVA to cover any obligations for which the Power Contract provides and for which payments are not made by Company, including, but not limited to, minimum bill obligations.  Notwithstanding such Letter of Credit, Company will remain obligated to make all payments as they become due under the Power Contract.

2.
Weekly Prepayments.  Notwithstanding the provisions of section 2.6 of the Power Contract, Company shall pay TVA a designated sum of money per week in advance for power and energy used under the Power Contract (Weekly Prepayment).  As of February 4, 2011, Company shall pay TVA a Weekly Prepayment in the amount of ***** per week.  Such Weekly Prepayments shall be received by TVA no later than 12 noon CST or CDT, whichever is currently effective, on the first four (4) Fridays of each calendar month and shall be made electronically through Federal Reserve Fedwire Funds Service to TVA’s account with the U.S. Treasury (*****) or through Automated Clearing House to TVA’s account.  TVA’s monthly bill for power and energy should reflect the cumulative Weekly Prepayments for that month as a credit to be applied against that monthly bill.  Company shall have seven (7) days from the date of the monthly bill, or until the next Weekly Prepayment (whichever comes later) to pay any amount that is not covered by the cumulative Weekly Prepayments for that month.  In the event that the cumulative Weekly Prepayments for any month exceed the amount of that monthly bill, TVA shall notify Company of the overpayment and credit such amount to Company’s next Weekly Prepayment(s) until the overpayment is fully exhausted.

3.
Adjustments to Performance Assurance.  The Performance Assurance provided for in this letter agreement is based on the price and usage of power and energy taken by Company and may be adjusted by TVA as provided in the Power Contract.  If TVA determines that any adjustment is necessary, TVA will provide Company with written notice of any increased or decreased amount of Performance Assurance required under the Power Contract.  By no later than the date specified by TVA in such written notice, which date in no case shall be less than (10) days after such notice is given, Company shall provide TVA with the amount of the adjusted Performance Assurance required.

4.
Early Payment Credits.  Notwithstanding Section 2 of the Terms and Conditions set forth in Attachment 4 of the Power Contract, provided that Company makes all Weekly Prepayments in full falling within that Billing Month on or before the Weekly Prepayment Due Dates, and Company is not otherwise delinquent or in default under the Power Contract, then Company shall be entitled to early payment credits.  Such early payment credits shall be calculated as follows:

a)	TVA shall determine the aggregate amount of all Weekly Prepayments due under the Power Contract and received during the Billing Month;
b)	TVA shall provide a flat ten (10) days of such credit by applying TVA’s Average Short-Term Interest Rate (as defined in the Terms and Conditions to the Power Contract) to such aggregate amount.

5.
Default.  Failure to comply with any of the above provisions shall constitute an immediate default under this contract.  Upon such default, TVA shall have the right to immediately discontinue the supply of power, upon 5 days’ written notice, to Company.

6.
Performance Assurance Obligation.  It is acknowledged and understood that Company’s issuance to TVA of Performance Assurance in any form is a contemporaneous exchange for new value given, and among other things, is necessary to allow Company to receive current and future power deliveries under the terms of the Power Contract.

Discontinuance of supply under this letter agreement shall not relieve Company of its liability for minimum monthly charges or payment of past due amounts.  TVA’s election of any remedies under this letter agreement shall be without waiver of any other rights, including, without limitation, the right to damages for such default.

The Power Contract, as supplemented and amended by this letter agreement, is hereby ratified and confirmed as the continuing obligation of the parties.

As of the latest in time of the dates below written, this agreement shall be effective and (a) Supplement Number 2 and Supplement Number 5 to the Power Contract and (b) the provisions of section 5 of the Supplement Number 4 to the Power Contract shall be replaced by this agreement.

If this letter satisfactorily sets forth the understandings between us, please have a duly authorized representative execute two copies on behalf of Company and return them to TVA.  Upon completion by TVA, one fully executed copy will be returned to you.

Sincerely,

/s/ John G. Trawick

John G. Trawick
Senior Vice President
Commercial Operations and Pricing

Accepted and agreed to as of the
20th day of January, 2011.

UNITED STATES ENRICHMENT CORPORATION

By:  /s/ Robert Van Namen
Title:  Senior VP, Uranium Enrichment

Accepted and agreed to as of the
19th day of January, 2011.